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                                  Exhibit 99.1
                        Press Release dated July 29, 2003

[TERAFORCE TECHNOLOGY CORPORATION LOGO]   TERAFORCE COMPLETES DEBT RESTRUCTURING
                                               AND SECURES NEW WORKING CAPITAL

     N E W S R E L E A S E

Contact: Patty Dickerson, Investor Relations - 469-330-4969 pdickerson@teraforce-tech.com

RICHARDSON, TEXAS (JULY 29, 2003) - TeraForce Technology Corporation (OTCBB:TERA) today announced that it has completed a series of transactions whereby approximately $4.8 million of debt has been restructured. The Company has also raised approximately $750,000 in new working capital from the issuance of two-year convertible subordinated notes with the initial closing of a private placement. The Company expects to raise additional working capital from issuing up to approximately $1,250,000 in notes with a subsequent closing of the private placement that is expected to occur approximately July 31, 2003.

Herman M. Frietsch, Chairman and CEO of TeraForce commented, "These transactions are important and timely developments in the progress of the Company. We believe that they provide added financial stability and liquidity to exploit many of the opportunities before us in the defense electronics industry."

In its debt restructuring, the Company has amended its credit agreements with Bank One, NA. Amounts outstanding under the Company's $1.5 million credit agreement have been combined with the Company's $2.7 million credit agreement with Bank One and the $1.5 million agreement has been terminated. The amended $4.2 million agreement matures on June 27, 2004, with no reductions required prior to that time. Interest is payable monthly at LIBOR plus 1.75%. The facility is secured by a letter of credit provided by a private investor.

The Company has been engaged in a private placement of up to $2.0 million principal amount of 12% convertible subordinated notes to qualified investors. The Company expects to utilize the first $1,100,000 in net proceeds received for working capital. Net proceeds in excess of $1,100,000, if any, are expected to be used to reduce outstanding debt by up to $400,000, with any remaining amounts used for working capital. Odyssey Capital, LLC has acted as placement agent for the notes and will receive a commission equal to 5% of the principal amount of the notes. Odyssey will also be issued a four-year warrant to purchase up to 1,250,000 shares of the Company's common stock at $0.16 per share.

The convertible subordinated notes bear interest at 12% that is paid annually. The notes mature on June 30, 2005 and are convertible into the Company's common stock at the option of the holder at the rate of $0.16 per share. Purchasers of the notes also receive warrants to purchase a number of shares of the Company's common stock equal to 10% of the shares that may be obtained by conversion of the principal amount of the notes. The Company may redeem the notes any time beginning in November, 2003. The redemption price is equal to 110% of the principal amount, plus accrued interest if redeemed before June 1, 2004 and is equal to 105% of the principal amount, plus

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accrued interest if redeemed after June 1, 2004 and prior to maturity. The notes are unsecured obligations of the Company and are subordinated to existing and future senior indebtedness, as defined in the related Note Agreement. The Note Agreement limits the amount of additional senior indebtedness the Company may incur without the consent of the holders of a majority of the outstanding notes. The Note Agreement also contains a covenant concerning minimum levels of net revenues. The Company has agreed to file a registration statement covering the resale of the common stock to be issued upon the conversion of the notes and the exercise of the warrants.

The Company has agreed to utilize up to $400,000 of the available proceeds from the issuance of the convertible subordinated notes to repay accrued interest and outstanding principal under an approximately $650,000 promissory note to the private investor who provides the security for the Bank One credit agreement. The note is unsecured and bears interest at 8%, payable at maturity of the note, which has been extended to June 30, 2004.

ABOUT TERAFORCE TECHNOLOGY CORPORATION

Based in Richardson, Texas, TeraForce Technology Corporation (OTCBB: TERA) designs, develops, produces and sells high-density embedded computing platforms and digital signal processing products, primarily for applications in the defense electronics industry. TeraForce's primary operating unit is DNA Computing Solutions, Inc., www.dnacomputingsolutions.com.

Except for the historical information contained herein, the statements in this announcement are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward looking statements. Factors that might cause such a difference include, but are not limited to, those relating to: general economic conditions in the markets in which the company operates; success in the development and market acceptance of new and existing products; dependence on suppliers, third party manufacturers and channels of distribution; contingent liabilities; customer and product concentration; fluctuations in customer demand; maintaining access to external sources of capital; ability to attract and retain key management and technical personnel; issues regarding intellectual property rights; overall management of the Company's expansion; and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company does not utilize electronic "bulletin boards" as a means of disseminating information. The Company's officers, directors, employees and representatives are prohibited by Company policy from participating in such forums in regards to the Company.

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